                                                            EXHIBIT 11



                   AMERICAN SOFTWARE, INC. AND SUBSIDIARIES
            Statement re: computation of Per Share Earnings (Loss)


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

                                          Three Months Ended        Six Months Ended
                                       -----------------------   ---------------------
                                             October 31,             October 31,
                                       -----------------------   ---------------------
                                           1997        1996         1997       1996
                                       -----------  ----------   ---------  ----------
Common stock:
  Weighted average common
     shares outstanding:
       Class A shares                   17,835,795  17,509,881  17,777,458  17,494,761
       Class B shares                    4,806,274   4,818,137   4,806,274   4,818,137
                                        ----------  ----------  ----------  ----------
                                        22,642,069  22,328,018  22,583,732  22,312,898
  Dilutive effect of outstanding
     Class A common stock
     options (as determined by
     the application of the treasury
     stock method using the
     average market price for
     the period)                         2,148,917   1,121,370   1,990,105           -
                                        ----------  ----------  ----------  ----------

          Totals                        24,790,986  23,449,388  24,573,837  22,312,898
                                        ==========  ==========  ==========  ==========

Net earnings (loss)                     $2,003,386  $  443,847  $3,352,212  $ (759,313)
                                        ==========  ==========  ==========  ==========
Earnings (loss) per common
  and common equivalent share           $      .08  $      .02  $      .14  $     (.03)
                                        ==========  ==========  ==========  ==========
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